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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (date of earliest event reported): October 20, 1998


                                STERICYCLE, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                   0-21229                   36-3640402
    (State or other juris-      (Commission file              (IRS employer
    diction of incorporation)        number)              identification number)



                         1419 Lake Cook Road, Suite 410
                           Deerfield, Illinois 60015
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (847) 945-6550






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ITEM 2.   Acquisition or Disposition of Assets

Purchase of Med-Tech Stock and Junior Debt

     On October 20, 1998, Stericycle, Inc. (the "Company") acquired approximately 60% of the outstanding stock of Med-Tech Environmental Limited ("Med-Tech"). The Company issued a total of 66,103 shares of unregistered common stock in payment for the Med-Tech shares that it purchased and also granted the selling shareholders certain registration rights in respect of the shares of common stock that they received.

     Med-Tech is a privately held company in Toronto, Canada providing medical waste management services in Canada and the northeastern United States. It operates in the provinces of Alberta, British Columbia, Ontario and Quebec and the states of Connecticut, Massachusetts, Maine, New Hampshire, New York, Rhode Island and Vermont.

     In a separate transaction, the Company purchased Med-Tech's junior secured indebtedness of approximately $3,576,000, which bears interest at the rate of 25% per annum, from a Canadian private investment company. The Company paid the face value of the acquired debt, in the form of $2,920,000 in cash and 36,940 shares of unregistered common stock, and also replaced a letter of credit of approximately $1,641,000 that the junior lender had provided to Med-Tech's primary lender.

     The purchase price for the Med-Tech shares and for the debt that the Company purchased was the subject of arm's-length negotiation by the parties. The source of funds for the Company's cash payment to Med-Tech's junior lender was cash on hand and $2,760,000 borrowed under the Company's $25,000,000 credit facility at LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois 60603.

     There was no material relationship between the Company (or any officer, director or affiliate of the Company or any associate of any such officer or director) and any seller of Med-Tech shares or Med-Tech's junior lender.

Company Offer for Balance of Med-Tech Shares and Warrants

     On October 29, 1998, the Company forwarded an offer to the remaining Med-Tech shareholders and to holders of Med-Tech's outstanding warrants to purchase all of their shares of stock and warrants. The Company is offering to pay 0.00751 of a share of unregistered stock for each Med-Tech share and $0.025 (Canadian) in cash for each warrant. The consideration offered to the remaining Med-Tech shareholders is the same as the consideration paid to the sellers of the Med-Tech shares that the Company previously acquired (including the grant to each remaining Med-Tech shareholder who accepts the Company's offer of certain registration rights in respect of the shares of common stock that the shareholder






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receives).

     The Company's offer to the remaining Med-Tech shareholders and holders of Med-Tech's warrants is not subject to any conditions and is open for acceptance until November 9, 1998.

Offer by Browning-Ferris Industries. Inc.

     On October 28, 1998, an indirect wholly-owned subsidiary of Browning-Ferris Industries, Inc. ("BFI") forwarded an offer to all Med-Tech shareholders to purchase their Med-Tech shares for $0.25 (Canadian) per share in cash. This offer is subject to a number of conditions, including the condition that at least 66-2/3% of Med-Tech's outstanding shares are acquired, and is open for acceptance until November 4, 1998.

     On October 26, 1998, the Company announced that it had rejected the offer for Med-Tech shares that BFI had announced on October 23 but apparently only forwarded to Med-Tech shareholders on October 28, 1998.

Ruling Application by Med-Tech Board

     On October 30, 1998, the Med-Tech board of directors announced that it intended to apply to the Ontario Securities Commission for a ruling both on whether the Company's purchases of Med-Tech shares and BFI's offer to Med-Tech shareholders were made in compliance with all regulatory requirements.

     The Company is confident that its purchases of Med-Tech shares were made in full compliance with applicable regulatory requirements.

Recommendation by Med-Tech Board

     On October 30, 1998, the Med-Tech board of directors announced that it was the opinion of the board that the BFI offer provided Med-Tech's shareholders with a premium over the Company's offer and that the directors would recommend the BFI offer to Med-Tech's shareholders for acceptance.

ITEM 7.   Financial Statements and Exhibits

      (a)   Financial Statements of Businesses Acquired.

     The Company is unable at present to determine whether it is required to file any of the financial statements for Med-Tech that may be required to be filed for the periods specified in Rule 3-05 of Regulation S-X.

     The Company intends to request the concurrence of the Securities and Exchange Commission (the "Commission"), pursuant to Rule 3-13 of Regulation S-





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X, with the Company's omission from this Report of any financial statements for
Med-Tech. If the Commission does not concur with the Company's request, the Company would file any required financial statements (or alternative financial information acceptable to the Commission) by an amended Report on Form 8-K/A filed on or before January 4, 1999 (i.e., 60 days from the date of filing this Report).

      (b)  Pro Forma Financial Information

     The Company is unable at present to determine whether it is required to file any of the pro forma financial information in connection with the Med-Tech acquisition that may be required to be filed by Rule 11-01 of Regulation S-X.

     The Company intends to request the concurrence of the Securities and Exchange Commission (the "Commission"), pursuant to Rule 3-13 of Regulation S-X, with the Company's omission from this Report of any pro forma financial information in connection with the Med-Tech acquisition. If the Commission does not concur with the Company's request, the Company would file any required pro forma financial information (or alternative pro forma financial information acceptable to the Commission) by an amended Report on Form 8-K/A filed on or before January 4, 1999 (i.e., 60 days from the date of filing this Report).

      (c)  Exhibits

      No exhibits are filed with this Report.





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                             SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: November 4, 1998.

                                        STERICYCLE, INC.



                                        By /s/ Frank J.M. ten Brink
                                          ---------------------------------
                                            Frank J.M. ten Brink
                                            Vice President, Finance
                                             and Chief Financial Officer



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